Exhibit 2.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 15, 2022 by and among

(i) Black Knight, Inc., a Delaware corporation (“Black Knight”);

(ii) Optimal Blue I, LLC, a Delaware limited liability company (“Buyer”);

(iii) the Blocker Owners, as set forth on Schedule I hereto (the “Blocker Owners”);

(iv) Cannae Holdings, LLC, a Delaware limited liability company (“Cannae” and, together with the Blocker Owners, the “Sellers” and each a “Seller”);

(v) solely for the purposes of Section 7, THL Optimal Blue Blocker Corp., a Delaware corporation (“Blocker” and, together with Cannae, the “Members”);

(vi) solely for the purposes of Section 7, Optimal Blue Holdco, LLC, a Delaware limited liability company (the “Company”); and

(vii) solely for the purposes of Section 7(c), Section 7(d), Section 7(e), Section 7(f), Section 7(h), Section 7(i), Section 7(j), Section 7(k), Section 7(l), Section 7(m), Section 7(n), Section 7(o) and Section 7(p), Black Knight Technologies, LLC, a Delaware limited liability company (“Black Knight Technologies”).

RECITALS

A. As of the date hereof, each Seller, directly or indirectly, owns Class A Units of the Company (the “Units”), which are subject to that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 24, 2020 (as such agreement may be amended from time to time, the “Operating Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Operating Agreement;

B. Cannae owns the applicable Units, as set forth on Schedule I hereto (the “Direct Units”), and the Blocker Owners own shares in Blocker, as set forth on Schedule I (the “Blocker Shares” and, together with the Direct Units, the “Sold Securities”);

C. Buyer desires to, and Black Knight shall cause Buyer to, purchase the applicable Sold Securities from each Seller, and each Seller desires to sell to Buyer the applicable Sold Securities held by such Seller upon the terms and conditions set forth herein (the “Purchase”); and

D. Contemporaneously with the Closing, the Company, Black Knight Technologies, Blocker, Cannae and Buyer have agreed to terminate, on the terms and conditions set forth herein, that certain Registration Rights Agreement, dated as of September 15, 2020, by and among the Company, Black Knight Technologies, Blocker, Cannae and Buyer (the “Registration Rights Agreement”).

AGREEMENT

In consideration of the promises, agreements and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

1. Purchase and Payment.

a. On the terms and subject to the conditions set forth in this Agreement, at the Closing (i) Cannae shall sell, deliver, transfer and convey to Buyer, and Buyer shall purchase and accept delivery, transfer and conveyance from Cannae of, the Direct Units in exchange for (x) $144,500,000 in cash (the “Cannae Cash Consideration”) and (y) the number of shares of common stock of Dun & Bradstreet Holdings, Inc. (“D&B”) equal to the quotient of $433,500,000 divided by the VWAP of the shares of common stock of D&B for the 20 Trading Day period prior to and including February 14, 2022, rounded to the nearest whole share, which, for the avoidance of doubt, is equal to 21,825,816 shares of common stock of D&B (the “Cannae Stock Consideration” and, together with the Cannae Cash Consideration, the “Cannae Consideration”) and (ii) the Blocker Owners shall sell, deliver, transfer and convey to Buyer, and Buyer shall purchase and accept delivery, transfer and conveyance from the Blocker Owners of, the Blocker Shares in exchange for (x) $289,000,000 in cash (the “THL Cash Consideration”) and (y) the number of shares of common stock of D&B equal to the quotient of $289,000,000 divided by the VWAP of the shares of common stock of D&B for the 20 Trading Day period prior to and including February 14, 2022, rounded to the nearest whole share, which, for the avoidance of doubt, is equal to 14,550,544 shares of common stock of D&B (the “THL Stock Consideration” and together with the THL Cash Consideration, the “THL Consideration”), which THL Consideration shall be paid directly to the recipients and in the amounts set forth on Schedule I hereto. The sale and purchase of the Sold Securities and the effectiveness of this Agreement is conditioned on the receipt of such consideration by each of the Sellers (or their applicable designees).

b. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

i.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average).

ii.

“Trading Day” means any day on which publicly traded common equity securities of D&B are actually traded on the principal securities exchange or securities market on which publicly traded common equity securities of the D&B are then traded.

2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of the closing deliverables on the date hereof (the “Closing Date”).

3. Closing Deliverables.

a. Closing Deliverables by Buyer. At the Closing, Buyer will deliver or cause to be delivered:

i.

to Cannae, (i) the Cannae Cash Consideration by wire transfer of immediately available funds to such account(s) as specified by Cannae prior to the Closing Date and (ii) the Cannae Stock Consideration which will be represented by book-entry shares, and which shall bear legends as to the restrictions on transfer or stop transfer notations with respect thereto; and

ii.

to the recipients set forth on Schedule I hereto, (i) the THL Cash Consideration, as allocated among such recipients as set forth on Schedule I hereto, by wire transfer of immediately available funds to such account(s) as specified by the Blocker Owners (or their applicable designees) prior to the date hereof and (ii) the THL Stock Consideration, as allocated among such recipients as set forth on Schedule I hereto, which will be represented by book-entry shares, and which shall bear legends as to the restrictions on transfer or stop transfer notations with respect thereto.

b. Closing Deliverables by the Sellers. At the Closing, the Sellers will deliver or cause to be delivered:

i.

to Buyer, instruments of assignment, transfer or other instruments of conveyance of the Sold Securities, duly executed by each Seller for transfer to Buyer, in form and substance reasonably satisfactory to Buyer; and

ii.

to Buyer, a duly completed and executed Internal Revenue Service Form W-9 (or, in the case of a Blocker Owner that is not a U.S. person, in the Blocker Sellers’ discretion, a certification from the Blocker complying with the provisions of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) with respect to the transfer of Blocker).

Each party shall deliver such other documents as may be reasonably requested by another party for the purpose of facilitating the consummation of the transactions contemplated hereby.

4. Representations and Warranties of the Sellers. Each Seller, severally and not jointly (solely with respect to itself and not with respect to any other Seller, including only Cannae in respect of the representations and warranties set forth in Section 4(d) hereof and only the applicable Blocker Owner in respect of the representations and warranties set forth in Section 4(e) hereof), represents and warrants to Buyer as follows:

a. Authorizations, Approval, No Consent Required and Enforceability. Such Seller has the requisite capacity, power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and accordingly to consummate the transactions contemplated hereby without the consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, or agreement of any other party or any governmental entity (except, as applicable, as provided in the Operating Agreement or required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”)). This Agreement (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally, and by general equitable principles.

b. No Conflict. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (including the sale of the Direct Units and the Blocker Shares as contemplated hereby), do not and will not result in a breach or violation by such Seller of, or conflict with, or constitute a default by such Seller under, (i) the organizational documents of such Seller, (ii) any agreement, instrument, decree, judgment or order to which such Seller is a party, to which the properties of such Seller may be subject or by which such Seller may be bound, or (iii) any provision of any statute, rule, regulation or law applicable to such Seller.

c. Brokerage. Such Seller has not engaged any brokers, finders or agents and the consummation of the transactions contemplated by this Agreement shall not give rise to an obligation of such Seller or its affiliates for the payment to any person or entity (not a party to, or a recipient of consideration pursuant to the express terms of, this Agreement) of any commission, finder’s fee or other compensation.

d. Cannae Ownership of Direct Units. Cannae is the sole legal and beneficial owner of the applicable Direct Units which are issued in its name (and which are set forth on Schedule I hereto under the column heading “Sold Securities”). Cannae owns and has good and valid title to such Direct Units free and clear of any and all liens, encumbrances, pledges, charges, security interests, mortgages, title retention agreements, options, equity or other claims thereto (except, as applicable, as provided in the Operating Agreement and any restrictions under applicable securities laws). Such Direct Units represent all of the common units or other securities of the Company or any of its subsidiaries that Cannae owns, and Cannae does not hold any other equity interests of the Company (including the rights to acquire any such equity interests). Immediately following the Purchase, Cannae shall not have any direct equity or equity-based interests in the Company or any of its subsidiaries.

e. Blocker. Such Blocker Owner severally and not jointly represents as follows (with respect to itself and, as applicable, Blocker):

i. The Blocker Owners Ownership of the Blocker Shares. Such Blocker Owner is the sole legal and beneficial owner of the Blocker Shares which are issued in its name (and which are set forth on Schedule I hereto under the column heading “Sold Securities”). Such Blocker Owner owns and has good and valid title to the Blocker Shares which are issued in its name free and clear of any and all liens, encumbrances, pledges, charges, security interests, mortgages, title retention agreements, options, equity or other claims thereto (except, as applicable, as provided in the Operating Agreement in respect of an indirect transfer of Units and any restrictions under applicable securities laws). The Sold Securities of Blocker represent all of the issued and outstanding equity of Blocker, and there are no outstanding (i) equity interests of Blocker other than the Blocker Shares, (ii) securities convertible into or exchangeable for equity interests of Blocker, (iii) options, warrants, calls or other rights to purchase or subscribe for equity interests of Blocker or (iv) contracts of any kind to which Blocker is subject or bound requiring the issuance after the date hereof of any equity interests of Blocker, any security convertible or exchangeable into equity interests of Blocker or any options, warrants, calls or rights to purchase equity interests of Blocker.

ii. No Other Activities or Liabilities. Blocker has not engaged in any activity or business prior to the date hereof other than acquiring and holding Units, and activities incidental thereto, including activities related to the performance by Blocker of its obligations expressly set forth herein and activities in connection with the process to sell the Blocker Shares, and has no interest in any material assets other than its interests in Units and other assets arising by reason of or in connection with its ownership of Units (including cash). Blocker has not incurred prior to the Closing any liabilities other than liabilities (including tax liabilities) arising out of Blocker’s ownership of such Units.

iii. Tax Matters. Blocker (a) has duly and timely filed all tax returns required to be filed by Blocker, all such tax returns are correct and complete in all material respects and has timely paid all taxes (whether or not shown on any tax return) required to be paid by it (including any estimated taxes) and (b) for United States federal income tax purposes, is and has been at all times since its formation, properly treated as a corporation.

iv. Ownership of the Units by Blocker. Blocker is the sole legal and beneficial owner of the Units which are issued in its name (and which are set forth on Schedule I hereto across from the row heading “Blocker” under the column heading “Direct Interests in the Company”), and represent all of the Units or other securities of the Company that Blocker owns (or otherwise has the right to acquire). Blocker owns and has good and valid title to the Units (as set forth on Schedule I hereto) free and clear of any and all liens, encumbrances, pledges, charges, security interests, mortgages, title retention agreements, options, equity or other claims thereto (except, as applicable, as provided in the Operating Agreement and any restrictions under applicable securities laws). The Units represent all Units that Blocker owns or otherwise has the right to acquire.

f. No Liens. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the creation or imposition of any material lien on the Sold Securities (other than transfer restrictions and other limitations applicable to the Sold Securities arising under federal or state securities laws).

g. Investment. By such Seller’s execution of this Agreement, such Seller hereby confirms, that the Cannae Stock Consideration or the THL Stock Consideration to be received by such Seller, as applicable, will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. By executing this Agreement, such Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Cannae Stock Consideration or the THL Stock Consideration to be received by such Seller, as applicable. Notwithstanding anything herein to the contrary, the Cannae Stock Consideration or the THL Stock Consideration may be conveyed or distributed to (i) entities and individuals that directly and/or indirectly own equity interests in such Seller (including, for the avoidance of doubt, to the recipients set forth on Schedule I hereto), (ii) entities in which such Seller directly and/or indirectly owns equity interests and (iii) in the case of Cannae, in respect of a portion of the Cannae Stock Consideration, Trasimene Capital Management, LLC.

h. Disclosure of Information. (i) Such Seller may be, and such Seller is proceeding on the assumption that Buyer is, in possession of material, non-public information concerning the Company and D&B, their respective condition (financial and otherwise), results of operations, business, properties, plans and prospects (the “Information”), which Information is not or may not be known to such Seller, which Information Buyer has not disclosed to such Seller, and which Information may be material to such Seller’s decision to enter into the transactions contemplated by this Agreement or may otherwise be materially adverse to such Seller’s interest; (ii) such Seller is voluntarily assuming all risks associated with the transactions contemplated by this Agreement and expressly warrants and represents that (x) Buyer has not made, and such Seller disclaims the existence of or its reliance on, any representation by Buyer or any of its affiliates concerning D&B and the Sold Securities and (y) such Seller is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the sale of the Sold Securities and/or the Cannae Stock Consideration or THL Stock Consideration, and therefore has no claims against Buyer with respect thereto; (iii) if any such claim may exist, such Seller, recognizing its disclaimer of reliance and Buyer’s reliance on such disclaimer as a condition to entering into this transaction, covenants and agrees not to assert it against Buyer or any of its officers, directors, shareholders, partners, representatives, agents or affiliates; and (iv) Buyer shall have no liability, and such Seller waives and releases any such claim that it might have against Buyer or its officers, directors, shareholders, partners, representatives, agents and affiliates, whether under applicable securities law or otherwise, based on Buyer’s knowledge, possession or non-disclosure to Seller of the Information. Such Seller further represents that it has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Cannae Stock Consideration or the THL Stock Consideration, as applicable.

i. Investment Experience. Such Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Cannae Stock Consideration or the THL Stock Consideration, as applicable. Such Seller also represents it has not been organized for the purpose of acquiring the Cannae Stock Consideration or the THL Stock Consideration, as applicable.

j. Accredited Investor. Such Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as presently in effect.

k. No Other Representations. Except as expressly set forth in this Section 4, the Sellers make no representation or warranty, including, for the avoidance of doubt, any representation or warranty regarding the Company or any of its Subsidiaries (or their respective operations), express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Such Seller acknowledges and agrees that the sole representations that Buyer is making are those expressly set forth in this Agreement. The applicable Seller disclaims reliance on any representations, warranties or statements made by or on behalf of Buyer or its affiliates which are not included in this Agreement.

5. Representations and Warranties of Buyer. Buyer represents and warrants to each of the Sellers as follows:

a. Authorizations, Approval and Enforceability. Buyer has the requisite capacity, power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby without the consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, or agreement of any other party or any governmental entity (except as provided in the Operating Agreement). This Agreement (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally, and by general equitable principles.

b. No Conflict. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (including the delivery of the Cannae Stock Consideration and the THL Stock Consideration as contemplated hereby), do not and will not result in a breach or violation by Buyer or any of its affiliates who directly own shares of common stock of D&B of, or conflict with, or constitute a default by Buyer or any of such affiliates under, (i) the organizational documents of Buyer or any of such affiliates, (ii) any agreement, instrument, decree, judgment or order to which Buyer or any of such affiliates is a party, to which the properties of Buyer or any of such affiliates may be subject or by which Buyer or any of such affiliates may be bound or (iii) any provision of any statute, rule, regulation or law applicable to Buyer or any of such affiliates.

c. Available Funds. Buyer or Black Knight has sufficient cash, available lines of credit or other sources of immediately available funds to pay the Cannae Cash Consideration and the THL Cash Consideration at the Closing, and there is no restriction on the use of such cash, available lines of credit or other sources of immediately available funds for such purposes. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

d. Solvency. Immediately after giving effect to the transactions contemplated hereby, (i) Buyer will be able to pay its debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (ii) Buyer will have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer.

e. Disclosure of Information. (i) Buyer may be, and Buyer is proceeding on the assumption that Sellers are, in possession of material, non-public Information, which Information is not or may not be known to Buyer, which Information Sellers have not disclosed to Buyer, and which Information may be material to Buyer’s decision to enter into the transactions contemplated by this Agreement or may otherwise be materially adverse to Buyer’s interest; (ii) Buyer is voluntarily assuming all risks associated with the transactions contemplated by this Agreement and expressly warrants and represents that (x) Sellers have not made, and Buyer disclaims the existence of or its reliance on, any representation by Sellers or any of their respective affiliates concerning D&B and the Sold Securities and (y) Buyer is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the sale of the Sold Securities and/or the Cannae Stock Consideration or THL Stock Consideration, and therefore has no claims against Sellers with respect thereto; (iii) if any such claim may exist, Buyer, recognizing its disclaimer of reliance and Sellers’ reliance on such disclaimer as a condition to entering into this transaction, covenants and agrees not to assert it against Sellers or any of their respective officers, directors, shareholders, partners, representatives, agents or affiliates; and (iv) Sellers shall have no liability, and Buyer waives and releases any such claim that it might have against Sellers or their respective officers, directors, shareholders, partners, representatives, agents and affiliates, whether under applicable securities law or otherwise, based on Sellers’ knowledge, possession or non-disclosure to Buyer of the Information. Buyer further represents that it has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its payment of the Cannae Stock Consideration and the THL Stock Consideration.

f. Brokerage. Buyer has not engaged any brokers, finders or agents, other than J.P. Morgan Securities LLC (“J.P. Morgan”), and the consummation of the transactions contemplated by this Agreement shall not give rise to an obligation of Buyer or its affiliates for the payment to any person or entity (not a party to this Agreement, or a recipient of consideration pursuant to the express terms of, this Agreement) of any commission, finder’s fee or other compensation other than to J.P. Morgan.

g. No Other Representations. Buyer acknowledges and agrees that the sole representations that the Sellers are making are those expressly set forth in this Agreement. Buyer disclaims reliance on any representations, warranties or statements made by or on behalf of the Sellers or their affiliates which are not included in this Agreement, and, except to the extent of the representations and warranties specifically set forth in Section 4, Buyer is purchasing the Sold Securities on an “as is, where is” basis.

6. Survival of Warranties. The representations and warranties of Buyer and the Sellers contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided, that Sections 4(b)(ii), 4(b)(iii), 4(c), 4(e)(ii), 4(e)(iii), 4(f), 4(g), 4(h), 4(i), 4(j), 4(k), 5(b)(ii), 5(b)(iii), 5(c), 5(d), 5(e), 5(f) and 5(g) only shall survive until the first anniversary of the date hereof. Notwithstanding anything to the contrary set forth herein, the aggregate liability of each Seller in connection with any claims arising from or relating to this Agreement shall not exceed the Cannae Consideration or the THL Consideration paid to such Seller (or its designees), as applicable.

7. Miscellaneous.

a. Release.

i. This Section 7(a)(i) shall be subject in all respects to Section 7(a)(ii). For and in consideration of the parties entering into this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, (i) the Members, on behalf of themselves and all of their affiliates, on the one hand, and (ii) Buyer and the Company, on behalf of themselves and all of their affiliates, on the other hand, for and on behalf of themselves and their respective direct and indirect affiliates, parents and subsidiaries, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (each, a “Releasing Party”), do hereby fully and forever release, remise and discharge the other parties from the opposite clause above (i.e., each clause (i) party releases the clause (ii) parties and vice versa) (such released party, together with its respective Group members, the “Released Party”), together with their respective past, present and future officers, directors, partners, shareholders, members, managers, employees and agents (collectively, the “Group”) from any and all claims (including, without limitation, all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise) which the Releasing Party had, may have had, or now has against the Released Party, for or by reason of any matter, cause or claim arising out of or attributable to the Members’ ownership of the Units from the beginning of the world to the moment in time immediately prior to the Closing. Each Releasing Party represents that it has not filed or permitted to be filed against the Released Party, individually or collectively, any charges, complaints or lawsuits and each Releasing Party (for itself and on behalf of those Group members it controls) covenants and agrees that it will not file or permit to be filed any lawsuits at any time hereafter with respect to the claims released pursuant to this Section 7(a)(i). Each Releasing Party acknowledges that it may hereafter discover facts in addition to or different from those which such Releasing Party now knows or believes to be true. The releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. In granting the release herein, the Releasing Party understands that this release includes a release of all claims known or unknown from the beginning of the world to the moment in time immediately prior to the Closing, subject only to Section 7(a)(ii). The Released Party shall be entitled to have the provisions of this Section 7(a)(i) specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the affected party and that money damages will not provide an adequate remedy to the affected party.

ii. Exceptions to Release. Notwithstanding anything contained herein to the contrary, the releases and covenants set forth in Section 7(a)(i) shall not apply to (a) any entitlement of current or former appointees of the Members who served as a Manager or officer of the Company or any subsidiary for indemnification or advancement of expenses in accordance with the terms of any applicable Managers’ and officers’ insurance policy, indemnification agreement or organizational document of the Company, (b) any claim arising solely pursuant to the terms of this Agreement, (c) the rights and obligations of the Members under the Operating Agreement that survive the Members ceasing to be unitholders of the Company, which notwithstanding anything to the contrary in the Operating Agreement the parties agree will include Section 4.5 and Section 5.6(d) thereof.

b. Termination of Rights as a Member. In accordance with Section 14.4 of the Operating Agreement, each of the Members acknowledges that by virtue of the Purchase, following the Closing, such Member will no longer hold any Units, will cease to be a party to the Operating Agreement and will no longer enjoy any right or benefit that it holds or held, or be subject to any obligation to which it was or is subject, under the Operating Agreement, including, without limitation, the right to designate Managers to the Board and hold any position as an officer of the Company.

c. Termination of Additional Agreements. The Company, Black Knight Technologies, Blocker, Cannae and Buyer hereby consent, and do hereby agree, to terminate the Registration Rights Agreement on the terms and conditions set forth herein. The Registration Rights Agreement shall have no further force or effect and none of the applicable parties thereto shall have any right, benefit, liability or obligation thereunder on or after the date hereof, except Section 2.9 thereto which shall survive to the maximum extent permitted under applicable law.

d. [Reserved].

e. Inapplicability of Tag-Along Process. Notwithstanding Section 8.2 (Tag-Along Rights) of the Operating Agreement, the Company, Black Knight Technologies, the Members and Buyer, pursuant to Section 14.1 (Amendment and Waiver) of the Operating Agreement, hereby agree that Section 8.2 of the Operating Agreement shall not apply to the Purchase.

f. Confidentiality. The parties hereto agree to keep in confidence and may not disclose without the prior written consent of the other parties hereto the terms of this Agreement and the Purchase (the “Purchase Confidential Information”); provided, however, that each party hereto may disclose such Purchase Confidential Information: (i) to officers, directors, members, managers, partners (including prospective partners), employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, and agents (the “Representatives”) as long as the same are obligated to maintain the confidentiality of the Purchase Confidential Information so disclosed and provided that such disclosing party shall remain liable for any unauthorized disclosure by such Representatives; (ii) to enforce its rights in a legal proceeding; (iii) if required by applicable law, regulation or legal process, including any rule or regulation by a self-regulatory organization to which such party or its Representatives are subject; and (iv) if required by its reporting obligations under federal securities laws or in connection with stock exchange rules or listing requirements as determined in its good faith judgment; provided, further, that each of the parties hereto shall be entitled to disclose Purchase Confidential Information to its investors (including prospective investors) who are subject to confidentiality obligations owed to such party. Any information obtained by the Members pursuant to the terms of the Operating Agreement shall remain subject to the confidentiality obligations as set forth in Section 13.3 (Confidentiality) of the Operating Agreement.

g. Legends. Each Seller acknowledges and agrees that the book-entry shares representing the Cannae Stock Consideration and the THL Stock Consideration may bear the following legend (in addition to any other legend required under applicable state securities laws):

i. “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS (PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM).”

h. Costs and Expenses. The parties hereto shall each bear their own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

i. Governing Law; Venue; WAIVER OF JURY TRIAL. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT, EQUITY OR UNDER ANY OTHER THEORY) AND ANY RELATED AGREEMENT, OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY RELATED AGREEMENT, REGARDLESS OF WHICH PARTY

INITIATES SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOLWEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

j. Entire Agreement; Amendment. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. No additions, amendments or other changes to this Agreement shall be made or be binding unless made in writing and signed by each party to this Agreement.

k. Assignment; Binding Agreement; Waiver. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement and the various rights and obligations arising hereunder shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement. The failure of any party hereto to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

l. Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of telecopied, facsimile or electronic pdf signature pages) each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

m. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

n. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

o. Construction. Definitions in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including without limitation.” It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

p. Further Assurances. The parties hereto agree to execute and deliver any other instruments and perform any other acts that are or may be necessary or appropriate to effectuate fully the provisions of this Agreement and to use reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to each party’s respective obligation to consummate the transactions contemplated by this Agreement and to keep the other parties hereto materially apprised of such efforts.

q. Guarantee. Black Knight hereby guarantees to the Sellers, and shall cause, the due and punctual payment, performance and discharge of Buyer’s obligations required to be performed under this Agreement, subject to the terms and conditions set forth herein.

r. Tax Returns of Blocker.

i.

The parties hereto will cooperate fully as and to the extent reasonably requested by another party in connection with the filing of tax returns of Blocker. Such cooperation will include the retention and (upon request) provision of records and information reasonably relevant to such tax returns, including tax returns of Blocker for years prior to the date of this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the parties hereby have caused this Agreement to be executed as of the date first set above.

BLACK KNIGHT:

BLACK KNIGHT, INC.

By:	/s/ Kirk T. Larsen
Name: Kirk T. Larsen
Title: Executive Vice President and Chief Financial Officer

BUYER:

OPTIMAL BLUE I, LLC

By:	/s/ Colleen E. Haley
Name: Colleen E. Haley
Title: Senior Vice President and Corporate Secretary

SELLERS:

CANNAE HOLDINGS, LLC

By:	/s/ Bryan D. Coy
Name: Bryan D. Coy
Title: Managing Director and Chief Financial Officer

THOMAS H. LEE EQUITY FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Michael McDonnell
Name: Michael McDonnell
Title: Chief Financial Officer

THOMAS H. LEE PARALLEL FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Michael McDonnell
Name: Michael McDonnell
Title: Chief Financial Officer

THL EQUITY FUND VIII INVESTORS (OB), L.P.

By: THL Equity Advisors VIII, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Michael McDonnell
Name: Michael McDonnell
Title: Chief Financial Officer

BLOCKER:

Solely for purposes of Section 7,

THL OPTIMAL BLUE BLOCKER CORP.

By:	/s/ Ganesh Rao
Name: Ganesh Rao
Title: President

COMPANY:

Solely for purposes of Section 7,

OPTIMAL BLUE HOLDCO, LLC

By:	/s/ Colleen E. Haley
Name: Colleen E. Haley
Title: Senior Vice President and Corporate Secretary

BLACK KNIGHT TECHNOLOGIES:

Solely for purposes of Section 7(c), Section 7(d), Section 7(e), Section 7(f), Section 7(h), Section 7(i), Section 7(j), Section 7(k), Section 7(l), Section 7(m), Section 7(n), Section 7(o) and Section 7(p)

BLACK KNIGHT TECHNOLOGIES, LLC

By:	/s/ Colleen E. Haley
Name: Colleen E. Haley
Title: Senior Vice President and Corporate Secretary